Exhibit 77 Q1 to Neuberger & Berman
Income Funds N-SAR 6/26/98

File Number:	811-3802
CIK Number:	0000723620

The following amendments have
been made to the By-Laws of
Neuberger & Berman Income Funds:

Sections 1 to 3 of Article X relating
to procedures designed to address
potential conflicts of interest
 between Income Managers
Trust and Neuberger &
Berman Income Funds have been
 deleted and Section 4
 of Article X has been renumbered
as Section 1.
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DC-244706.01